EXHIBIT 10.1

EMPLOYMENT AGREEMENT

     THIS IS AN EMPLOYMENT AGREEMENT (the “Agreement”), dated as of this 13th day of June, 2011 (the “Effective Date”), by and between Interline Brands, Inc., a New Jersey corporation (the “Company”), and John M. McDonald (the “Executive”).

WHEREAS, the Executive desires to be employed by the Company;

     WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholders to provide for the employment of the Executive by the Company;

     WHEREAS, the Company conducts its business throughout the United States (the “Business Territory”);

     WHEREAS, the Company’s principal headquarters are located in Jacksonville, Florida, and Executive will, as a part of his duties hereunder, be based in, and report to management at, the Company’s headquarters; and

     WHEREAS, the Executive is willing to accept and continue his employment on the terms hereinafter set forth in this Agreement;

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:

1. Term of Employment. The Executive’s term of employment with the

Company under this Agreement shall begin on the Effective Date, and unless sooner terminated as hereafter provided, shall continue for one year (the “Employment Term”); provided that the Employment Term shall automatically be extended for successive one-year periods unless either party gives written notice of such party’s intention not to extend the Employment Term not less than 60 days prior to the expiration of the then current Employment Term.

     The termination of the Executive’s employment at the end of the Employment Term or any successive one-year period thereafter on account of the Company giving notice to the Executive of its desire not to extend the Employment Term in accordance with the provisions of this Section 1 shall be treated for all purposes as a termination without Cause pursuant to Section 10(c), and the provisions of Section 10(c) shall apply to such termination. The termination of the Executive’s employment at the end of the Employment Term or any successive one-year period thereafter on account of the Executive giving notice to the Company of his desire not to extend the Employment Term in accordance with the provisions of this Section 1 shall be treated for all purposes as a voluntary termination pursuant to Section 10(d), and the provisions of Section 10(d) shall apply to such termination.

2.	Position.

(a) The Executive shall serve as the Senior Vice President, Sales of the

Company. In such position, the Executive shall have such duties and authority as are customarily associated with such position and agrees to perform such duties and functions as shall from time to time be assigned or delegated to him by the Chief Executive Officer or President and Chief Operating Officer of the Company, or their designees.

     (b) During the Employment Term, the Executive will devote substantially all of his business time and will use his reasonable best efforts to perform his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services, either directly or indirectly, without the prior written consent of the Chief Executive Officer, the President and Chief Operating Officer, or the Board of Directors (the “Board”) (or a committee thereof) of the Company.

3. Base Salary. During the Employment Term, the Company shall pay the

Executive an annual base salary (the “Base Salary”) at the annual rate of $365,000 payable in regular installments in accordance with the Company’s usual payroll practices. The Base Salary may, in the Company’s discretion, be upwardly adjusted.

4. Annual Bonus. With respect to each calendar year during the

Employment Term, the Executive shall be eligible to earn an annual bonus award of up to 60% percent of the Base Salary or such higher amount as may be awarded by the Company (the “Bonus”), based upon and subject to the terms of any bonus plan established by the Chief Executive Officer, the President and Chief Operating Officer, the Board or a committee thereof, from time to time. Payment of any Bonus that is earned shall be made as soon as practicable following the determination by the Company that such amounts have been earned, but in any event on or prior to March 15 of the year following the performance year during which the Bonus was earned.

     5. Special Bonus. The Executive shall be entitled to receive a one-time, performance-based cash bonus of $35,000 (the “Special Bonus”) upon achieving a 2011 sales performance target to be set by the President and Chief Operating Officer. This Special Bonus may be paid immediately upon achievement of the performance target referenced above, and in any event will be paid on or prior to March 15, 2012.

6.	Employee Benefits and Perquisites.

(a) Benefits. During the Employment Term, the Executive shall be eligible to participate in the Company’s employee benefit plans (including, without limitation, its health insurance and short term and long term disability insurance plans) on the same basis as those benefits are generally made available to other executives of the Company. All of the benefits described in this Section 6(a) shall hereafter be referred to collectively as the “Benefits”.

     (b) Car Allowance. During the Employment Term, the Company shall pay the Executive an amount of $1,000 per month as an automobile allowance.

     (c) Vacation. During the Employment Term, the Executive shall be entitled to not less than three weeks of annual vacation.

     7. Relocation Expenses and Temporary Living Expenses. The Executive shall be reimbursed for reasonable relocation expenses (the “Relocation Expenses”) incurred by the Executive in connection with his relocation to Jacksonville, Florida (e.g. moving expenses, closing costs, realtor fees, etc.), subject to such substantiation and documentation as the Company may reasonably require, and in any event not to exceed $150,000. The Executive will also receive a tax gross-up (up to a maximum of $50,000) for any taxes that may be due on the Relocation Expenses; provided, however, that no tax gross-up will be provided for any payment that is deemed to be income to the Executive. In the event the Executive incurs less than $150,000 in Relocation Expenses, he will be paid the difference between the actual Relocation Expenses and $150,000 (if any), which payment will be deemed ordinary income taxable to the Executive. The Executive shall also be reimbursed for temporary living expenses for a period of up to four months, but not to exceed a total of $25,000.

     8. Business Expenses. During the Employment Term, reasonable business expenses incurred by the Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with the Company’s policies on expense reimbursement, in effect from time to time.

9. Time-Based Restricted Share Units. The Executive shall receive, on the

91st day of the Employment Term (the “Grant Date”), an award of restricted share units valued at $350,000 as of the Grant Date with respect to the Company’s Common Stock that will be subject to forfeiture provisions and such other terms and conditions as are set forth in the restricted share unit agreement (the “Time-Based Restricted Share Unit Agreement”) to be entered into concurrently therewith by the Company and the Executive, which agreement is attached hereto as Exhibit A. These restricted share units shall vest in four separate increments of 25% each on the second, third, fourth and fifth anniversaries of the Grant Date.

10.	Termination. Notwithstanding any other provision of this Agreement: (a) For Cause by the Company. The Employment Term and the

Executive’s employment hereunder may be terminated by the Company for “Cause.” For purposes of this Agreement, “Cause” shall mean (i) the Executive’s gross neglect of, or willful and continued failure to substantially perform, his duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness); (ii) a willful act by the Executive against the interests of the Company or its affiliates or which causes or is intended to cause harm to the Company or its affiliates or their stockholders; (iii) the Executive’s conviction, or plea of no contest or guilty, to a felony under the laws of the United States or any state thereof or of a lesser offense involving dishonesty, the theft of Company property or moral turpitude; or (iv) a material breach of the Agreement by the Executive which is not cured by the Executive within 20 days (where the breach is curable) following written notice to the Executive by the Company of the nature of the breach. Upon termination of the Executive’s employment for Cause pursuant to this Section 10(a), the Executive shall be paid within 45 days of such termination, any earned or accrued and unpaid Base Salary and Benefits and Bonus through the date of termination (provided that any such Bonus shall not be payable until such time as the Executive would have received the Bonus had his employment not terminated), and shall have no additional rights to any compensation or any other benefits under the Agreement or otherwise.

     (b) Disability or Death. The Employment Term and the Executive’s employment hereunder shall terminate upon his death or if the Executive is unable for an aggregate of six (6) months in any twelve (12) consecutive month period to perform his duties due to the Executive’s physical or mental incapacity, as reasonably determined by the Board or a committee thereof (such incapacity is hereinafter referred to as “Disability”). Upon termination of the Executive’s employment hereunder for either Disability or death, the Executive or his estate (as the case may be) shall be entitled to receive (i) within 45 days of such termination, any earned or accrued and unpaid Base Salary and Benefits and Bonus (provided that any such Bonus shall not be payable until such time as the Executive would have received the Bonus had his employment not terminated) and (ii) a bonus for the calendar year in which termination occurs, equal to the bonus which the Executive would have been entitled to if he had remained employed by the Company at the end of such calendar year, multiplied by a fraction, the numerator of which is the number of days in such calendar year that have elapsed preceding the date of death or termination of employment and the denominator of which is 365 (a “Pro Rata Bonus”), provided such Pro Rata Bonus shall not be payable until such time as the Executive would have received the bonus had his employment not terminated. Upon termination of the Executive’s employment due to Disability or death pursuant to this Section 10(b), the Executive shall have no additional rights to any compensation or any other benefits under this Agreement. All other benefits, if any, due the Executive following his termination for Disability or death shall be determined in accordance with the plans, policies and practices of the Company.

     (c) Without Cause by the Company. The Employment Term and the Executive’s employment hereunder may be terminated by the Company at any time without “Cause.” If the Executive’s employment is terminated by the Company without “Cause” (other than by reason of Disability or death), the Executive shall be entitled to receive (i) within 45 days of such termination, any earned or accrued and unpaid Base Salary and Benefits and Bonus (provided that any such Bonus shall not be payable until such time as the Executive would have received the Bonus had his employment not terminated), (ii) continuation of the Executive’s Base Salary for a period of twelve (12) months from the date of termination (the “Severance Payment”), (iii) continuation of the Executive’s (and the Executive’s dependents, if applicable) health and dental benefits on the same basis as those benefits are generally made available to other executives of the Company to the extent permitted under the applicable health or dental plan for a period of twelve (12) months from the date of termination, and (iv) a Pro Rata Bonus payable at such time as bonuses for the relevant year would otherwise have been paid had the Executive’s employment not been terminated. Upon termination of Executive’s employment by the Company without Cause pursuant to this Section 10(c), Executive shall have no additional rights to any compensation or any other benefits under this Agreement. All other benefits, if any, due Executive following Executive’s termination of employment by the Company without Cause shall be determined in accordance with the plans, policies and practices of the Company.

     (d) Voluntary Termination by Executive. The Executive shall provide the Company 30 days’ advance written notice in the event the Executive voluntarily terminates his employment, other than for Good Reason (as hereinafter defined); provided that the Company may, in its sole discretion, terminate the Executive’s employment prior to the expiration of the 30-day notice period. In such event and upon the expiration of such 30-day period (or such shorter time as the Company may determine), the Executive’s employment under this Agreement shall immediately and automatically terminate, and the Executive’s rights hereunder shall be limited to receiving within 45 days of such termination date any Base Salary and Bonus earned and unpaid as of the Executive’s termination date (provided that any such

Bonus shall not be payable until such time as the Executive would have received the Bonus had his employment not terminated).

     (e) Termination for Good Reason. The Executive may terminate his employment hereunder for “Good Reason” at any time during the Employment Term. For purposes of the Agreement, “Good Reason” shall mean (i) a material breach of the terms of this Agreement by the Company, (ii) the Company requiring the Executive to move his primary place of employment more than thirty-five (35) miles from the then current place of employment, if such move materially increases his commute, or (iii) a material diminution of the Executive’s responsibilities, provided that any of the foregoing is not cured by the Company within twenty (20) days following receipt of written notice by the Executive to the Company of the specific nature of the breach. No termination for Good Reason shall be permitted unless the Company shall have first received written notice from the Executive describing the basis of such termination for Good Reason. A termination of the Executive’s employment for Good Reason pursuant to this Section 10(e) shall be treated for purposes of this Agreement as a termination by the Company without Cause and the provisions of Section 10(c) relating to the payment of compensation and benefits shall apply.

     (f) Benefits/Release. In addition to any amounts which may be payable following a termination of employment pursuant to paragraphs (b)-(e) of this Section 10, the Executive or his beneficiaries shall be entitled to receive any benefits that may be provided for under the terms of an employee benefit plan in which the Executive is participating at the time of termination. Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments, other than the payment of any earned or accrued and unpaid Base Salary, Bonus and Benefits, to which the Executive is entitled under this Section 10 are conditioned upon and subject to the Executive’s execution of a general waiver and release, in such reasonable form as may be prepared by the Company’s attorneys, of all claims and issues arising under the Employment Agreement or Executive’s employment with the Company, except for such matters covered by provisions of this Agreement which expressly survive the termination of this Agreement.

     (g) Except as provided in this Section 10, the Company shall have no further obligation or liability under this Agreement following a termination of employment by the Executive.

     (h) Notice of Termination. Any purported termination of employment by the Company or by the Executive shall be communicated by written notice of termination to the other party hereto in accordance with Section 15(h) hereof.

11.	Non-Competition.

(a) The Executive acknowledges and recognizes the highly

competitive nature of the businesses of the Company and its affiliates, the valuable confidential business information in such Executive’s possession and the customer goodwill associated with the ongoing business practice of the Company and its affiliates, and accordingly agrees as follows:

     (i) During the Employment Term and, for a period ending on the expiration of two (2) years following the termination of the Executive’s employment (the “Restricted Period”), the Executive will not, directly or indirectly, anywhere within the Business Territory (1) engage in any business for the Executive’s own account that competes with the business of the Company or any of its affiliates that are engaged in a business similar to the business of the Company (the “Company Affiliates”), (2) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company or the Company Affiliates, (3) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any business that competes with the business of the Company or the Company Affiliates, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (4) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or the Company Affiliates and customers or suppliers of the Company or the Company Affiliates.

     (ii) Notwithstanding anything to the contrary in this Agreement, the Executive may directly or indirectly own, solely as a passive investment, securities of any person engaged in the business of the Company or the Company Affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (1) is not a controlling person of, or a member of a group which controls, such person and (2) does not, directly or indirectly, own one percent (1%) or more of any class of securities of such person.

     (iii) During the Restricted Period, and for an additional one year after the end of the Restricted Period, the Executive will not, directly or indirectly, (1) without the written consent of the Company, solicit or encourage any employee of the Company or the Company Affiliates to leave the employment of the Company or the Company Affiliates, or (2) without the written consent of the Company (which shall not be unreasonably withheld), hire any such employee who has left the employment of the Company or the Company Affiliates (other than as a result of the termination of such employment by the Company or the Company Affiliates) within one year after the termination of such employee’s employment with the Company or the Company Affiliates. Except as set forth below, this provision shall not apply to any employee of the Company (a) who replies or responds to a general solicitation or advertisement for employment by Executive or on Executive's behalf, unless such employee was first solicited by or on behalf of Executive, or (b) was referred to Executive, directly or indirectly, by an employment agency, so long as its search was not directed or focused on such person or the Company. Notwithstanding the foregoing sentence, in no event shall Executive, directly or indirectly, hire any Senior Company Employee (as defined below) during the Restricted Period, and for an additional one year after the end of the Restricted Period. As used herein, a “Senior Company Employee” means any current employee of the Company, or former employee who has left the employment of the Company or the Company Affiliates (other than as a result of the termination of such employment by the Company or the Company Affiliates) within the preceding 12 months, who: (x) reported directly to Executive while Executive was employed by the Company; (y) would be a direct report to Executive at his then current firm; or (z) would be employed as a peer to Executive at his then current firm.

     (iv) During the Restricted Period, the Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or the Company Affiliates any consultant then under contract with the Company or the Company Affiliates.

     (b) It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Section 11 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

     12. Confidentiality. The Executive will not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any Company Affiliate, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, provided that the foregoing shall not apply to information which is generally known to the industry or the public other than as a result of the Executive’s breach of this covenant. The Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries. The Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any Company Affiliate.

     13. Specific Performance. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 11 or Section 12 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

     14. Independence, Severability and Non-Exclusivity. Each of the rights and remedies set forth in this Agreement shall be independent of the others and shall be severally enforceable and all of such rights and remedies shall be in addition to and not in lieu of any other rights and remedies available to the Company or its affiliates under the law or in equity. If any of the provisions contained in this Agreement, including without limitation, the rights and remedies enumerated herein, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, or rights or remedies, which shall be given full effect without regard to the invalid portions.

15.	Miscellaneous.

(a) Governing Law and Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflicts of law doctrine. The parties agree that any disputes between them may be heard only in the state or federal courts in the State of Florida, and the parties hereby consent to venue and jurisdiction in those courts.

     (b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of the Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

     (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

     (d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

     (e) Assignment. This Agreement shall not be assignable by the Executive. This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company or to the financial institution(s) providing the Company’s senior credit facility. Such assignment shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

     (f) No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment and, to the extent that the Executive obtains or undertakes other employment, the payment will not be reduced by the earnings of the Executive from the other employment.

     (g) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

     (h) Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, in the case of the Executive, to the Executive’s address on file with the Company; all notices to the Company shall be directed to the attention of the Chief Executive Officer. Either party may furnish an alternative notice address to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     (i) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

     (j) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(k)	Section 409A.

(i) For purposes of this Agreement, “Section 409A” means

Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will comply with Section 409A, and this Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. In this regard, the provisions of this Section 15(k) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Notwithstanding the foregoing, the Company does not guarantee any particular tax effect, and Executive shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of the Executive in connection with this Agreement (including any taxes, penalties and interest under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold the Executive (or any beneficiary) harmless from any or all of such taxes, penalties or interest. With respect to the time of payments of any amounts under this Agreement that are “deferred compensation” subject to Section 409A, references in this Agreement to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A. For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments.

     (ii) Notwithstanding anything in this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and is not “disabled” within the meaning of Section 409A(a)(2)(C) of the Code, no payments under this Agreement that are “deferred compensation” subject to Section 409A shall be made to the Executive prior to the date that is six months after the date of the Executive’s “separation from service” (as defined in Section 409A) or, if earlier, the Executive’s date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day.

     (iii) In addition, for a period of six months following the date of separation from service, to the extent that the Company reasonably determines that any of the benefit plan coverages as described in Section 10(c)(iii) are “deferred compensation” and may not be exempt from U.S. federal income tax, the Executive shall in advance pay to the Company an amount equal to the stated taxable cost of such coverages for six months (and at the end of such six-month period, the Executive shall be entitled to receive from the Company a reimbursement of the amounts paid by the Executive for such coverages), and any payments, benefits or reimbursements paid or provided to the Executive under Section 10(c)(iii) of this Agreement shall be paid or provided as promptly as practicable, and in all events not later than the last day of the third taxable year following the taxable year in which the Executive’s separation from service occurs.

     (iv) For the avoidance of doubt, it is intended that any indemnification payment or expense reimbursement made hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any indemnification payment or expense reimbursement made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (i) the amount of the indemnification payment or expense reimbursement during one taxable year shall not affect the amount of the indemnification payments or expense reimbursement during any other taxable year, (ii) the indemnification payments or expense reimbursement shall be made on or before the last day of the Executive’s taxable year following the year in which the expense was incurred, and (iii) the right to indemnification payments or expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit.

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EXECUTIVE

/s/ John M. McDonald Name: John M. McDonald

INTERLINE BRANDS, INC.

By:	/s/ Michael J. Grebe

	Name:	Michael J. Grebe
	Title:	Chairman and Chief Executive Officer

EXHIBIT A

INTERLINE BRANDS, INC. 2004 EQUITY INCENTIVE PLAN

RESTRICTED SHARE UNIT AGREEMENT

     THIS RESTRICTED SHARE UNIT AGREEMENT (the “Agreement”) is made and entered into this ___ day of
_____________
, 2011 (hereinafter the “Date of Grant”) by and between Interline Brands, Inc. (the “Company”) and John M. McDonald (the “Participant”).

R E C I T A L S:

     WHEREAS, the Company has adopted the Interline Brands, Inc. 2004 Equity Incentive Plan (the “Plan”), pursuant to which awards of Restricted Share Units may be granted; and

     WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company and its stockholders to grant to the Participant an award of Restricted Share Units as provided herein and subject to the terms set forth herein.

     NOW THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

     (i)Grant of Restricted Share Units. The Company hereby grants on the Date of Grant, to the Participant a total of
_______
Restricted Share Units (the “Award”) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. Such Restricted Share Units shall be credited to a separate account maintained for the Participant on the books of the Company (the “Account”). On any given date, the value of each Restricted Share Unit comprising the Award shall equal the Fair Market Value of one share of Common Stock. The Award shall vest and settle in accordance with Section 3 hereof.

     (ii)Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and his legal representative in respect of any questions arising under the Plan or this Agreement.

(iii)Terms and Conditions.

     (1)Vesting, Settlement and Forfeiture. Except as otherwise provided in the Plan and this Agreement, and contingent upon the Participant’s continued employment with the Company, 25% of the Restricted Share Units shall vest on the second anniversary of the Date of Grant, 25% of the Restricted Share Units shall vest on the third anniversary of the Date of Grant, 25% of the Restricted Share Units shall vest on the fourth anniversary of the Date of Grant and 25% of the Restricted Share Units shall vest on the fifth anniversary of the Date of Grant (each a “Service-Based Vesting Date”). On each applicable Service-Based Vesting Date, the Company shall settle the portion of the Award that is vested on such date and shall therefore (i) issue and deliver to the Participant one share of Common Stock for each Restricted Share Unit subject to the Award (the “RSU Shares”), with any fractional shares paid out in cash (and, upon such settlement, the Restricted Share Units shall cease to be credited to the Account) and (ii) enter the Participant’s name as a stockholder of record with respect to the RSU Shares on the books of the Company.

     (2)Restrictions. The Award granted hereunder may not be sold, pledged or otherwise transferred (other than by will or the laws of decent and distribution) and may not be subject to lien, garnishment, attachment or other legal process. The Participant acknowledges and agrees that, with respect to each Restricted Share Unit credited to his Account, he has no voting rights with respect to the Company unless and until each such Restricted Share Unit is settled in RSU Shares pursuant to Section 3(a) hereof.

(3)Effect of Termination of Employment.

     A. Except as provided in subsections (ii) and (iii) of this Section 3(c), if the Participant’s employment with the Company terminates prior to the vesting of the Award, in whole or in part, any unvested Restricted Share Units shall be forfeited without consideration to the Participant.

     B.Upon the termination of the Participant’s employment with the Company due to his death or by the Company due to his Disability, any and all unvested Restricted Share Units shall vest and be settled in shares of Common Stock as soon as reasonably practicable following the date of termination.

     C.Upon the termination of the Participant’s employment for Retirement (as defined below), any and all unvested Restricted Share Units shall vest on the applicable dates on which they would otherwise have vested in accordance with Section 3(a) had the Participant’s employment not so terminated, and such Restricted Share Units shall be settled in shares of Common Stock as soon as reasonably practicable (but in no event later than 30 days) following each such applicable date.

For purposes of this Agreement, Retirement shall mean the

voluntary termination of a Participant’s employment by the Company after the Participant is fifty-five (55) years of age and has at least ten (10) years of service with the Company.

     (4)Dividends. If on any date dividends are paid on shares of Common Stock (“Shares”) underlying the Award (the “Dividend Payment Date”), then the number of Restricted Share Units credited to the Account shall, as of the Dividend Payment Date, be increased by that number of Restricted Share Units equal to: (a) the product of (i) the number of Restricted Share Units in the Account as of the Dividend Payment Date and (ii) the per Share cash amount of such dividend (or, in the case of a dividend payable in Shares or other property, the per Share equivalent cash value of such dividend as determined in good faith by the Committee) divided by (b) the Fair Market Value of a Share on the Dividend Payment Date. Such additional Restricted Share Units shall also be subject to the restrictions in Section 3(b) and the other terms and conditions of this Agreement.

     (5)Taxes and Withholding. Upon the settlement of the Award in accordance with Section 3(a) hereof, the Participant shall recognize taxable income in respect of the Award and the Company shall report such taxable income to the appropriate taxing authorities in respect of the Award as it determines to be necessary and appropriate. Upon the settlement of the Award in RSU Shares, the Participant shall be required as a condition of such settlement to pay to the Company by check or wire transfer the amount of any income, payroll, or social tax withholding that the Company determines is required; provided that the Participant may elect to satisfy such tax withholding obligation by having the Company withhold from the settlement that number of RSU Shares having a Fair Market Value equal to the amount of such withholding; provided, further, that the number of RSU Shares that may be so withheld by the Company shall be limited to that number of RSU Shares having an aggregate Fair Market Value on the date of such withholding equal to the aggregate amount of the Participant’s income, payroll and social tax liabilities based upon the applicable minimum withholding rates.

     (6)Rights as a Stockholder. Upon and following each Service-Based Vesting Date, the Participant shall be the record owner of the RSU Shares settled upon such applicable date unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights, if any, with respect to the shares. Prior to each Service-Based Vesting Date, as applicable, the Participant shall not be deemed for any purpose to be the owner of shares of Common Stock underlying the Restricted Share Units.

     (7)Section 409A and Timing of Distributions. Notwithstanding anything to the contrary in this Agreement:

     A.If the Participant is, or at any time prior to the last date on which it is possible to become fully vested under this Agreement, may become eligible to terminate employment and qualify as a Retirement under Section 3(c)(iv) hereof (a “Retirement Eligible Participant”), then (A) notwithstanding anything to the contrary in Section 3(e) hereof, a Change in Control shall not be a distribution event hereunder unless such event satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder; and (B) the phrase “as soon as reasonably practicable” (or words of similar import), each time it occurs in this Agreement, shall be interpreted to mean (if not followed by a more definitive time for payment): “as soon as reasonably practicable (but in no event later than ninety (90) days)”; provided, that if distribution is in connection with a Change in Control, such phrase shall be interpreted to mean “immediately prior to or as soon as reasonable practicable (but in no event later than fourteen (14) days)”.

     B.If the Participant is not a Retirement Eligible Participant, then the phrase “as soon as reasonably practicable” (or words of similar import), each time it occurs in this Agreement, shall be interpreted to mean (if not followed by a more definitive time for payment): “as soon as reasonably practicable (but in no event later than the March 15 next occurring)”; provided, that if distribution is in connection with a Change in Control, such phrase shall be interpreted to mean “immediately prior to or as soon as reasonable practicable (but in no event later than fourteen (14) days)”.

(iv)Miscellaneous.

     (1)General Assets. All amounts credited to the Account under this Agreement shall continue for all purposes to be part of the general assets of the Company, Participant’s interest in the Account shall make the Participant only a general, unsecured creditor of the Company.

     (2)Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

if to the Company:

Interline Brands, Inc. 804 East Gate Drive, Suite 100 Mt. Laurel, New Jersey 08054 Attention: Vice President, Human Resources

if to the Participant, at the Participant’s last known address on file with the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

     (3)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

     (4)No Rights to Service. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as a consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

     (5)Bound by Plan. By signing this Agreement, the Participant acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

     (6)Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

     (7)Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

     (8)Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

     (9)Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York without regard to principles of conflicts of law thereof, or principals of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of New York.

     (10)Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

     (11)Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Date of Grant.

INTERLINE BRANDS, INC.

By:
Name:	Michael J. Grebe
Title:	Chairman and Chief Executive Officer

Participant